Exhibit 99.1

Acushnet Holdings Corp. Announces
Full Year and Fourth Quarter 2025 Financial Results,
Declares Increased Quarterly Cash Dividend, Introduces 2026 Outlook

Key Highlights:
•Full year net sales of $2.56 billion, up 4.1% year over year, up 4.2% in constant currency
•Full year net income attributable to Acushnet Holdings Corp. of $188.5 million, down $25.8 million year over year
•Full year Adjusted EBITDA of $410.4 million, up $6.0 million, or 1.5%, year over year
•Fourth quarter net sales of $477.2 million, up 7.2% year over year, up 7.0% in constant currency
•Fourth quarter net loss attributable to Acushnet Holdings Corp. of $34.9 million, down $33.8 million year over year
•Fourth quarter Adjusted EBITDA of $9.8 million, down $2.6 million year over year
•Increased quarterly cash dividend by 8.5% to $0.255 per share
•The Company provided its full year 2026 Outlook, with expected net sales of $2,625 to $2,675 million and Adjusted EBITDA of $415 to $435 million. On a constant currency basis, consolidated net sales are expected to be in the range of up 2.5% and 4.5%.

FAIRHAVEN, MA – February 26, 2026 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet" or the "Company"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the full year and fourth quarter ended December 31, 2025.
“Acushnet achieved another positive year in 2025, delivering mid-single digit full year sales growth while making meaningful investments in our product development, manufacturing and supply chain capabilities,” said David Maher, Acushnet Company’s President and Chief Executive Officer. “Titleist golf equipment posted healthy gains, driven by the successful launches of new Titleist Pro V1 golf balls and T-Series irons. Golf gear expanded across all product categories and FootJoy successfully launched our new FJ FitLAB initiative which helps golfers select the best performing and most comfortable footwear for their game.”

Maher continued, “Golf industry fundamentals are healthy, with the number of golfers increasing and worldwide rounds up approximately 2% in 2025. Our team and partners are ready for 2026 as we look forward to launching a wide range of high-performance equipment including new Pro V1x Left Dash and AVX golf balls, new Vokey SM11 wedges and Scotty Cameron putters, and new FootJoy Pro/SL golf shoes. We remain committed to investing in key initiatives, enhancing our operational and service capabilities, and returning capital to shareholders. I want to thank my Acushnet teammates for their commitment to developing innovative products to help dedicated golfers play their best as we seek to drive sustainable growth and create shareholder value.”

Summary of Full Year 2025 Financial Results

	Year ended December 31,		Increase/(Decrease)		Constant Currency Increase
(in millions)	2025	2024	$ change	% change	$ change	% change
Net sales	$2,558.7	$2,457.1	$101.6	4.1%	$104.2	4.2%
Net income attributable to Acushnet Holdings Corp	$188.5	$214.3	$(25.8)	(12.0)%
Adjusted EBITDA	$410.4	$404.4	$6.0	1.5%
Consolidated net sales for the full year increased 4.1%, or 4.2% on a constant currency basis, driven by higher net sales in Titleist golf equipment, primarily due to higher average selling prices in golf clubs and sales volumes in golf balls, as well as higher net sales in Golf gear, primarily due to higher average selling prices across all product categories. These increases were partially offset by lower net sales in FootJoy golf wear, primarily due to lower sales volumes in footwear, partially offset by higher average selling prices across all product categories. An increase in net sales of products that are not allocated to one of our three reportable segments also contributed to the change in net sales.
On a geographic basis, higher net sales in the United States were largely driven by increases in Titleist golf equipment of $60.8 million and Golf gear of $9.4 million. The increase in Titleist golf equipment was primarily driven by higher average selling prices in golf clubs and higher sales volumes of our 2025 Pro V1 golf ball models, GT hybrids and our latest generation T-Series irons. These increases were partially offset by lower sales volumes of second model year GT drivers, SM10 wedges, and performance model golf balls. The increase in Golf gear was primarily driven by higher average selling prices across all product categories. An increase in net sales of products that are not allocated to one of our three reportable segments also contributed to the change in net sales.
Net sales in regions outside the United States were up 2.5%, or 2.7% on a constant currency basis driven by increases in EMEA and Rest of World, partially offset by decreases in Japan and Korea. In EMEA and Rest of World, the increases were driven by higher net sales across all reportable segments. An increase in net sales of products that are not allocated to one of our three reportable segments also contributed to the change in net sales in Rest of World. In Japan, the decrease was primarily due to lower net sales in FootJoy golf wear, largely in the footwear and apparel product categories, partially offset by higher net sales in Titleist golf equipment, driven by golf balls. In Korea, the decrease was largely due to lower net sales in FootJoy golf wear, primarily in the footwear and apparel product categories, and Golf gear, partially offset by higher net sales in Titleist golf equipment, largely due to golf clubs.
Segment specifics:
•5.9% increase in net sales (5.8% on a constant currency basis) of Titleist golf equipment, primarily driven by higher average selling prices in golf clubs and sales volumes of our 2025 Pro V1 golf ball models. In addition, higher sales volumes of our latest generation T-Series irons and GT hybrids were more than offset by lower sales volumes of our second model year drivers, wedges, and performance model golf balls.
•0.8% decrease in net sales (0.7% on a constant currency basis) of FootJoy golf wear due to lower sales volumes, primarily in footwear, partially offset by higher average selling prices across all product categories.

•5.5% increase in net sales (5.6% on a constant currency basis) of Golf gear driven by higher average selling prices across all product categories.
Net income attributable to Acushnet Holdings Corp. decreased $25.8 million to $188.5 million, down 12.0% year over year, primarily driven by a $17.0 million loss on debt extinguishment related to our 2025 debt refinancing, an increase in interest expense, net and lower income from operations, partially offset by a non-cash pre-tax gain of $20.9 million related to the deconsolidation of our FootJoy golf shoe joint venture.
Adjusted EBITDA was $410.4 million, up 1.5% year over year. Adjusted EBITDA margin was 16.0% versus 16.5% for the prior year period.

Summary of Fourth Quarter 2025 Financial Results

	Three months ended December 31,		Increase/(Decrease)		Constant Currency Increase
(in millions)	2025	2024	$ change	% change	$ change	% change
Net sales	$477.2	$445.2	$32.0	7.2%	$31.2	7.0%
Net loss attributable to Acushnet Holdings Corp	$(34.9)	$(1.1)	$(33.8)	*
Adjusted EBITDA	$9.8	$12.4	$(2.6)	(21.0)%
_______________________________________________________________________________
*Percentage change not meaningful
Consolidated net sales for the quarter increased 7.2%, or 7.0% on a constant currency basis, primarily due to higher sales volumes in Titleist golf equipment, driven by golf clubs, and higher average selling prices across all reportable segments, partially offset by lower sales volumes in Golf gear.
On a geographic basis, net sales in the United States were higher primarily as a result of increases of $16.3 million in Titleist golf equipment and $5.5 million in FootJoy golf wear. The increase in Titleist golf equipment was primarily related to higher sales volumes of our latest generation T-Series irons and second model year wedges, partially offset by lower sales volumes of second model year GT drivers. The increase in FootJoy golf wear was largely related to higher average selling prices, primarily footwear.
Net sales in regions outside the United States were up 5.1%, or 4.7% on a constant currency basis due to net sales increases in Japan, Rest of World and EMEA, partially offset by a decrease in net sales in Korea. In Japan, net sales increased primarily due to higher net sales of Titleist golf equipment and products that are not allocated to one of our three reportable segments. In Rest of World, net sales increased mainly due to higher net sales of Titleist golf equipment, driven by golf clubs. In EMEA, the increase was primarily due to higher net sales of Titleist golf equipment, driven by golf clubs, partially offset by products that are not allocated to one of our three reportable segments. In Korea, the decrease was largely related to lower net sales in FootJoy golf wear.

Segment specifics:
•10.2% increase in net sales (9.9% on a constant currency basis) of Titleist golf equipment, largely due to higher sales volumes of T-Series irons launched in the third quarter of 2025 and second model year SM10 wedges, partially offset by lower sales volumes of second model year GT drivers.
•4.7% increase in net sales (4.5% on a constant currency basis) in FootJoy golf wear primarily due to higher average selling prices in footwear.
•4.7% decrease in net sales (5.3% on a constant currency basis) of Golf gear primarily due to lower sales volumes across all product categories, partially offset by higher average selling prices across all product categories.
Net loss attributable to Acushnet Holdings Corp. for the quarter was $34.9 million, compared to $1.1 million for the same period in 2024. This decrease was primarily driven by a $17.0 million loss on debt extinguishment related to our 2025 debt refinancing, as well as an increase in loss from operations, offset in part by an increase in income tax benefit.
Adjusted EBITDA was $9.8 million, compared to $12.4 million in the prior year. Adjusted EBITDA margin was 2.1% for the fourth quarter versus 2.8% for the prior year period.
Cash Dividend and Share Repurchases
Acushnet's board of directors today declared an increase of its quarterly cash dividend of 8.5% to $0.255 per share of its common stock. The first quarter 2026 dividend will be payable on March 20, 2026 to shareholders of record as of March 6, 2026. The number of shares outstanding as of February 20, 2026 was 58,560,358.
During the quarter, the Company repurchased 290,931 shares of its common stock on the open market at an average price of $82.52 for an aggregate of $24.0 million. For the full year 2025, the Company repurchased 3,133,650 shares of its common stock at an average price of $67.50 for an aggregate of $211.5 million. Included in this amount, were 1,889,313 shares of common stock repurchased from Magnus Holdings Co., Ltd. (“Magnus”), a wholly owned subsidiary of Misto Holdings Corp., for an aggregate of $125.0 million in satisfaction of the Company's previously disclosed obligations under share repurchase agreements with Magnus.

2026 Outlook
The Company expects full year consolidated net sales to be approximately $2,625 to $2,675 million on a reported basis, up 3.6% at the midpoint. On a constant currency basis, consolidated net sales are expected to be up between 2.5% and 4.5%. We expect full year adjusted EBITDA to be approximately $415 to $435 million.
The Company plans to share additional details of the 2026 Outlook during its investor conference call.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on February 26, 2026 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.

About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wearable brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2026 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.
The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic and demographic factors may affect the number of rounds of golf played, the number of golf participants and related spending on our products; U.S. and foreign trade policies, including the assessment of tariffs and other impositions on imported goods; changes to the Rules of Golf with respect to equipment; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences and quality and regulatory standards; our reliance on technical innovation and high-quality products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure and the cost of raw materials and product components; a disruption in the operations of our suppliers; currency transaction and translation risk; our ability to adequately enforce and protect our intellectual property rights; our involvement in lawsuits to protect, defend or enforce our intellectual property rights; the risk that our products may infringe the intellectual property rights of others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products; our customers’ financial conditions, levels of business activity and ability to pay their trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; fluctuations of our business and results of operations due to seasonality and product launch cycles; risks associated with doing business globally; compliance with applicable anti-bribery, anti-money laundering and economic sanctions laws; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us, the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service, or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to successfully manage the implementation of our new enterprise resource planning platform; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; risks associated with artificial intelligence; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; our ability to secure and maintain adequate levels of coverage under our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the risk that the interests of our controlling shareholder or its affiliates may conflict with the interests of other holders of our common stock; our status as a controlled company; the execution of our share repurchase program and effects thereof; our ability to pay dividends; potential dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; the accuracy of our estimates or judgments relating to our critical accounting estimates; our ability to maintain effective internal controls over financial reporting; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2025, as it may be updated by our periodic reports subsequently filed with the SEC, including, when available, our Annual Report on Form 10-K for the year ended December 31, 2025. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.
Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations described in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may pursue. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share amounts)	2025	2024	2025	2024
Net sales	$477,224	$445,169	$2,558,730	$2,457,091
Cost of goods sold	266,571	237,468	1,337,476	1,269,364
Gross profit	210,653	207,701	1,221,254	1,187,727
Operating expenses:
Selling, general and administrative	206,216	193,084	833,419	801,600
Research and development	20,109	16,325	76,506	67,841
Intangible amortization	2,242	3,501	11,901	14,024
(Loss) income from operations	(17,914)	(5,209)	299,428	304,262
Interest expense, net	14,759	12,270	58,288	52,637
Loss on debt extinguishment	16,970	—	16,970	—
Other expense (income), net	1,761	669	(15,356)	1,958
(Loss) income before income taxes	(51,404)	(18,148)	239,526	249,667
Income tax (benefit) expense	(16,429)	(9,992)	52,366	47,825
Net (loss) income	(34,975)	(8,156)	187,160	201,842
Less: Net loss attributable to noncontrolling interests	74	7,040	1,385	12,456
Net (loss) income attributable to Acushnet Holdings Corp.	$(34,901)	$(1,116)	$188,545	$214,298

Net (loss) income per common share attributable to Acushnet Holdings Corp.:
Basic	$(0.58)	$(0.02)	$3.13	$3.38
Diluted	(0.58)	(0.02)	3.11	3.37
Weighted average number of common shares:
Basic	59,858,428	61,951,984	60,299,145	63,345,806
Diluted	59,858,428	61,951,984	60,568,052	63,648,238

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(in thousands, except share and per share amounts)	2025	2024
Assets
Current assets
Cash, cash equivalents and restricted cash ($0 and $10,647 attributable to the FootJoy golf shoe joint venture ("FootJoy JV"))	$50,088	$53,059
Accounts receivable, net	217,480	218,368
Inventories ($0 and $3,667 attributable to the FootJoy JV)	608,571	575,964
Prepaid and other assets	149,232	126,482
Total current assets	1,025,371	973,873
Property, plant and equipment, net ($0 and $8,135 attributable to the FootJoy JV)	356,575	325,747
Goodwill ($0 and $32,312 attributable to the FootJoy JV)	224,258	220,136
Intangible assets, net	511,430	523,131
Deferred income taxes	21,081	34,306
Other assets ($0 and $1,884 attributable to the FootJoy JV)	203,984	103,013
Total assets	$2,342,699	$2,180,206
Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity
Current liabilities
Short-term debt	$16,005	$10,160
Current portion of long-term debt	661	722
Accounts payable ($0 and $2,400 attributable to the FootJoy JV)	156,984	150,322
Accrued taxes	34,219	36,009
Accrued compensation and benefits ($0 and $643 attributable to the FootJoy JV)	100,975	95,064
Accrued expenses and other liabilities ($0 and $13,893 attributable to the FootJoy JV)	121,310	180,430
Total current liabilities	430,154	472,707
Long-term debt	926,244	753,081
Deferred income taxes	7,604	8,107
Accrued pension and other postretirement benefits	68,756	74,410
Other noncurrent liabilities	124,605	74,737
Total liabilities	1,557,363	1,383,042
Redeemable noncontrolling interests	1,770	4,028
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 58,371,822 and 61,214,541 shares issued	58	61
Additional paid-in capital	763,828	787,725
Accumulated other comprehensive loss, net of tax	(122,281)	(140,315)
Retained earnings	141,961	180,276
Treasury stock, at cost; (including 935,907 of accrued share repurchases as of December 31, 2024)	—	(62,500)
Total equity attributable to Acushnet Holdings Corp.	783,566	765,247
Noncontrolling interests	—	27,889
Total shareholders' equity	783,566	793,136
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$2,342,699	$2,180,206

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year ended December 31,
(in thousands)	2025	2024
Cash flows from operating activities
Net income	$187,160	$201,842
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	55,292	55,888
Unrealized foreign exchange gain	(2,823)	(2,856)
Amortization of debt issuance costs	1,757	1,754
Share-based compensation	28,580	30,792
Loss on disposals of property, plant and equipment	725	902
Gain on deconsolidation of FootJoy JV	(20,887)	—
Loss from equity method investment	1,113	—
Loss on debt extinguishment	16,970	—
Deferred income taxes	13,941	915
Changes in operating assets and liabilities	(87,458)	(44,129)
Cash flows provided by operating activities	194,370	245,108
Cash flows from investing activities
Additions to property, plant and equipment	(74,342)	(74,624)
Cash flows used in investing activities	(74,342)	(74,624)
Cash flows from financing activities
Proceeds from credit facilities	1,780,933	1,243,120
Repayments of credit facilities	(1,752,274)	(1,178,799)
Proceeds from senior unsecured notes	500,000	—
Repayments of senior unsecured notes	(350,000)	—
Payment of redemption premium	(12,908)	—
Payment of debt issuance costs	(9,592)	—
Purchases of common stock	(211,524)	(172,799)
Dividends paid on common stock	(56,156)	(54,291)
Payment of employee restricted stock tax withholdings	(11,560)	(16,914)
Other, net	(1,742)	—
Cash flows used in financing activities	(124,823)	(179,683)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	1,824	(3,177)
Net decrease in cash, cash equivalents and restricted cash	(2,971)	(12,376)
Cash, cash equivalents and restricted cash, beginning of year	53,059	65,435
Cash, cash equivalents and restricted cash, end of year	$50,088	$53,059

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Full Year Net Sales by Segment

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2025	2024	$ change	% change	$ change	% change
Golf balls	$821.0	$786.5	$34.5	4.4%	$34.8	4.4%
Golf clubs	775.2	721.3	53.9	7.5%	53.4	7.4%
Titleist golf equipment	1,596.2	1,507.8	88.4	5.9%	88.2	5.8%
FootJoy golf wear	569.9	574.6	(4.7)	(0.8)%	(4.0)	(0.7)%
Golf gear	244.9	232.1	12.8	5.5%	12.9	5.6%
Full Year Net Sales by Region

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2025	2024	$ change	% change	$ change	% change
United States	$1,523.3	$1,446.8	$76.5	5.3%	$76.5	5.3%
EMEA (1)	356.8	320.9	35.9	11.2%	24.9	7.8%
Japan	131.1	134.0	(2.9)	(2.2)%	(4.1)	(3.1)%
Korea	275.5	291.0	(15.5)	(5.3)%	(3.3)	(1.1)%
Rest of World	272.0	264.4	7.6	2.9%	10.2	3.9%
Total net sales	$2,558.7	$2,457.1	$101.6	4.1%	$104.2	4.2%
Fourth Quarter Net Sales by Segment

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2025	2024	$ change	% change	$ change	% change
Golf balls	$143.1	$140.5	$2.6	1.9%	$2.6	1.9%
Golf clubs	150.6	126.0	24.6	19.5%	23.9	19.0%
Titleist golf equipment	293.7	266.5	27.2	10.2%	26.5	9.9%
FootJoy golf wear	102.0	97.4	4.6	4.7%	4.4	4.5%
Golf gear	36.1	37.9	(1.8)	(4.7)%	(2.0)	(5.3)%
Fourth Quarter Net Sales by Region

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2025	2024	$ change	% change	$ change	% change
United States	$267.6	$245.8	$21.8	8.9%	$21.8	8.9%
EMEA (1)	63.2	57.0	6.2	10.9%	2.9	5.1%
Japan	28.8	25.3	3.5	13.8%	4.0	15.8%
Korea	61.5	64.8	(3.3)	(5.1)%	(0.7)	(1.1)%
Rest of World	56.1	52.3	3.8	7.3%	3.2	6.1%
Total net sales	$477.2	$445.2	$32.0	7.2%	$31.2	7.0%
_______________________________________________________________________________
(1) Europe, the Middle East and Africa ("EMEA")

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
Since a significant percentage of our net sales are generated outside of the United States, we use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and to forecast our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency net sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
We define "Adjusted EBITDA" in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement. Adjusted EBITDA represents net income (loss) attributable to Acushnet Holdings Corp. plus interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in our credit agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or nonrecurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income (loss) relating to noncontrolling interests.
We present Adjusted EBITDA as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding the pricing of our products, go-to-market execution and costs to incur across our business.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income (loss) attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items, or affected by similar nonrecurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.

We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go-to-market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance.
Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items, or affected by similar nonrecurring items. Adjusted EBITDA margin has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA margin is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
The following table presents reconciliations of net (loss) income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
Net (loss) income attributable to Acushnet Holdings Corp.	$(34,901)	$(1,116)	$188,545	$214,298
Interest expense, net	14,759	12,270	58,288	52,637
Loss on debt extinguishment	16,970	—	16,970	—
Income tax (benefit) expense	(16,429)	(9,992)	52,366	47,825
Depreciation and amortization	13,108	14,172	55,292	55,888
Share-based compensation	4,540	6,794	28,580	30,792
Restructuring costs (1)	7,182	11,024	16,824	18,549
Transformation costs (2)(3)	3,765	3,847	12,327	14,404
Other (4)	873	(17,609)	(17,401)	(17,489)
Net loss attributable to noncontrolling interests	(74)	(7,040)	(1,385)	(12,456)
Adjusted EBITDA	$9,793	$12,350	$410,406	$404,448
Adjusted EBITDA margin	2.1%	2.8%	16.0%	16.5%
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(1) For the three months and year ended December 31, 2025, includes $5.1 million and $13.7 million, respectively, related to a voluntary bridge to retirement ("VBR") program initiated in the second quarter of 2025. For the three months and year ended December 31, 2024, includes $11.0 million and $18.0 million, respectively related to the optimization of our supply chain.
(2) For the three months and year ended December 31, 2025, includes includes $2.7 million and $10.5 million, respectively, related to the optimization of our information technology systems. For the three months and year ended December 31, 2024, includes $3.0 million and $11.0 million, respectively related to the optimization of our information technology systems.
(3) For the three months and year ended December 31, 2024, includes $0.9 million and $3.4 million, respectively related to the optimization of our distribution and custom fulfillment capabilities.
(4) For the year ended December 31, 2025, includes a non-cash gain of $20.9 million related to the FootJoy JV deconsolidation. For the three months and year ended December 31, 2025, includes $0.5 million and $2.4 million, respectively, related to the amortization of capitalized implementation costs for cloud computing arrangements. For the three months and year ended December 31, 2025, includes pension settlement costs of $0.4 million and $1.3 million, respectively, related to lump-sum distributions to participants in our defined benefit plans as a result of the VBR program. For the three months and year ended December 31, 2024, includes a non-cash benefit of $17.7 million associated with a change in the Company's paid time off policy. In addition, the years ended December 31, 2025 and 2024, include other gains, losses or costs added back for purposes of calculating Adjusted EBITDA as defined in our credit agreement.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2026, to the closest corresponding GAAP measure, net income (loss), is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation, restructuring and transformation costs and other items that have not yet occurred and may impact our calculation of Adjusted EBITDA in future periods.